UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
Of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2012

WINLAND ELECTRONICS, INC.
(Exact name of registrant as specified in its charter)

Minnesota
(State or Other Jurisdiction of Incorporation)

1-15637	41-0992135
(Commission File Number)	(IRS Employer
Identification No.)
1950 Excel Drive Mankato, Minnesota 56001
(Address of Principal Executive Offices) (Zip Code)

(507) 625-7231
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act
(17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act
(17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 1.01                      Entry Into a Material Definitive Agreement.

The information in Item 5.02 is incorporated by reference into this Item 1.01 as if fully set forth herein.

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 30, 2012, Winland Electronics, Inc. (the “ Company ”) entered into an employment agreement (the “Agreement”) with David Gagne, whereby Mr. Gagne will become the Company’s Chief Executive Officer effective December 10, 2012.

Prior to being appointed the Company’s Chief Executive Officer, Mr. Gagne was the Chief Operating Officer of Xata Corporation from February 2011 until February 5, 2012.  From January 2007 until February 2011, Mr. Gagne was the Executive Vice President of Field Operations at Xata Corporation.  Prior to Xata Corporation, Mr. Gagne held several leadership positions at Lawson Software, including Vice President of Strategic Development and Vice President of the Healthcare Client group.  Mr. Gagne has over 20 years of experience in working with sales teams to meet their revenue objectives and build ongoing customer relationships. Mr. Gagne earned a Bachelor of Science degree in Business Administration from Boston University School of Management.

The Agreement provides an initial base salary to Mr. Gagne of $200,000.  During his employment, Mr. Gagne will be eligible to earn the following incentive compensation on an annual basis: (a) a cash incentive of up to 75% of Mr. Gagne’s base salary, for each year following the execution of the Agreement, which earned amount and other terms will be governed by performance objectives and thresholds adopted by the Company’s Board of Directors as will be provided to Mr. Gagne within twenty (20) days of the execution of the Agreement, and (b) a cash incentive of up to 25% of Mr. Gagne’s base salary, payable in quarterly installments, for each year following the execution of the Agreement, which earned amount and other terms will be governed by performance objectives and thresholds adopted by Mr. Gagne and agreed to by the Company’s Board of Directors within twenty (20) days of the execution of the Agreement and will be guaranteed during the first two (2) years of the Agreement.  Mr. Gagne is also eligible for paid time off, participation in any and all other employee benefits plans that are generally available to the Company’s employees, and certain other benefits as set forth in the Agreement.

On the effective date of the Agreement, December 10, 2012, Mr. Gagne will receive a stock option to acquire 185,000 shares of the Company’s common stock (the “Initial Option”), which will be issued pursuant to the terms of the Company’s 2008 Equity Incentive Plan.  On the one year anniversary of the Agreement, if Mr. Gagne is still employed by the Company pursuant to the Agreement, Mr. Gagne will receive a stock option to acquire 185,000 shares of the Company’s common stock (the “Additional Option”), which will be issued pursuant to the terms of the Company’s 2008 Equity Incentive Plan.  The Initial Option will vest 25% over the next succeeding four years from the date of grant and shall have an exercise price equal to the then-current fair market value of the Company’s common stock as of the award date.  The Additional
Option will vest 33.3% over the succeeding three years from the date of grant and shall have an exercise price equal to then-current fair market value of the Company’s common stock as of the award date.  The Initial Option and the Additional Option will be governed by the Company’s 2008 Equity Incentive Plan and option award agreements.

On the effective date of the Agreement, December 10, 2012, Mr. Gagne shall be appointed to the Company’s Board of Directors.  Mr. Gagne will run for election as a director at the Company’s next annual shareholder meeting, in the same manner and fashion as the other current members of the Company’s Board of Directors.

The Agreement may be terminated at any time by either party.  If the Agreement is terminated by the Company without cause (as defined in the Agreement) or by Mr. Gagne for good reason (as defined in the Agreement), the Company will be required to pay severance to Mr. Gagne equal to nine (9) months of Mr. Gagne’s annual base salary in effect at the time of termination of employment, the pro-rated value of any incentive compensation earned through the date of termination, and if Mr. Gagne timely elects to continue any group health or dental insurance coverage through the Company pursuant to applicable laws and plan terms, payment of premiums on Mr. Gagne’s behalf for the lesser of nine (9) months or until such continuation or rights expire.  The severance will be paid in exchange for Mr. Gagne’s release of any and all claims against the Company and his compliance with certain non-competition provisions provided in the Agreement.

This foregoing summary does not purport to be complete and is qualified in its entirety by reference to the text of the Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01                      Financial Statements and Exhibits.

(a)           Financial Statements:  None.

(b)           Pro forma financial information:  None.

(c)           Shell company transactions:  None.

(d)           Exhibits:

10.1	Employment Agreement by and between Winland Electronics, Inc. and David Gagne, dated effective as of November 30, 2012.**

** Management compensatory plan or arrangement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Winland Electronics, Inc.

Date: December 6, 2012	By:	/s/ Brian D. Lawrence
Brian D. Lawrence
Chief Financial Officer and Senior Vice President

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

EXHIBIT INDEX TO FORM 8-K

Date of Report: November 30, 2012	Commission File No.: 1-15637

WINLAND ELECTRONICS, INC.

EXHIBIT NO.                                           ITEM

10.1	Employment Agreement by and between Winland Electronics, Inc. and David Gagne, dated effective as of November 30, 2012.**

** Management plan or arrangement